Exhibit 99.1

G&K Services Reports Fiscal 2009 Fourth Quarter Results

New Leadership Driving Changes to Improve Performance;

Company Continues to Generate Strong Cash Flow from Operations

MINNEAPOLIS--(BUSINESS WIRE)--August 6, 2009--G&K Services, Inc. (NASDAQ: GKSR), today reported fourth quarter fiscal 2009 revenue of $218.0 million, which compares to revenue of $252.2 million in the prior-year period. The continued significant deterioration in customer employment levels and the impact from the reduced value of the Canadian dollar, affected overall revenue.

The company reported fourth quarter net earnings of $0.16 per diluted share, which included a previously communicated charge of $0.11 per diluted share related to the departure of the company’s former chairman and chief executive officer. The costs associated with this leadership transition were not included in the company’s guidance provided at the end of the third quarter. When excluding the charges related to the leadership transition, fourth quarter fiscal 2009 adjusted earnings totaled $0.27 per diluted share and compare to net earnings of $0.55 per diluted share in the prior-year period. Fourth quarter earnings benefited from cost reduction activities, lower energy and incentive compensation costs. These earnings improvements were offset by a reduction in fixed cost absorption due to lower revenue, higher health care costs, increases to certain reserves and the effect of the weak Canadian dollar.

“Our fourth quarter results mark the end of a challenging and disappointing fiscal year,” said Douglas A. Milroy, G&K’s recently appointed chief executive officer. “As such, we’re moving quickly to reshape the business with a sharpened focus on profitability. Going forward, G&K will operate with a more intense focus on the details of great execution and a more lean cost structure, while driving even higher levels of customer satisfaction. For example, during the fourth quarter, we idled manufacturing capacity, further scaled our workforce and divested a small non-core operation. We’ll continue to take such actions, streamlining our business to maximize profitability in this difficult environment.”

Financial Strength

The company’s balance sheet remains strong. As of June 27, 2009, the company had total borrowings of $232.5 million and a debt to capitalization ratio of 34.7 percent. The company also recently completed a new $300.0 million three-year credit facility, which maintains the company’s strong liquidity position and increases its financial flexibility. The new facility replaces the company’s previous credit facility which was scheduled to mature in August 2010.

The company continued to generate strong cash flow from operations and further reduced its overall level of debt financing. Cash provided by operating activities for the fiscal year ended June 27, 2009 was a record $103.2 million, driven by strong working capital management. For the fiscal year, free cash flow, defined as cash flow from operations less capital expenditures, was a record $79.8 million. During the fiscal year, the company utilized its strong free cash flow to reduce debt, net of cash, by $56.3 million.

Outlook

“For the first quarter of fiscal 2010, we expect the continued economic stress on our customers to pressure organic revenue growth, operating margins and earnings per diluted share below fourth quarter results reported today," Milroy added. "In spite of the continued economic challenges ahead, we’re confident the changes we’re making will reposition G&K to improve our future financial performance.”

Due primarily to prolonged difficult economic conditions, continued deterioration of customer employment levels and numerous operating changes the company’s new leadership team is executing, the company will not be providing a specific quarterly range for anticipated revenue or earnings.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (CST) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through September 6, 2009.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2008.

About G&K Services, Inc.

G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has approximately 8,500 employees serving more than 175,000 customers from over 170 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures

The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude non-cash impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain costs that impact comparability of the results. A reconciliation of fourth quarter and fiscal 2009 earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis are presented in the table below:

	Three Months Ended June 27, 2009			Twelve Months Ended June 27, 2009
(U.S. Dollars, in thousands, except per share data)	Operating Income	Net Income	Earnings Per Share	Operating Income	Net Income	Earnings Per Share
As reported	$7,289	$2,843	$0.16	$(76,043)	$(72,464)	$(3.94)
Add: Goodwill and other impairment charges	-	-	-	126,719	94,358	5.13
Add: Leadership transition charges	2,986	2,019	0.11	2,986	2,019	0.11
As Adjusted	$10,275	$4,862	$0.27	$53,662	$23,913	$1.30

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Twelve Months Ended
(U.S. Dollars, in thousands, except per share data)	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

REVENUES
Rental operations	$200,710	$234,490	$860,921	$925,767
Direct sales	17,274	17,710	75,044	76,628
Total revenues	217,984	252,200	935,965	1,002,395

OPERATING EXPENSES
Cost of rental operations	142,612	159,520	603,524	626,270
Cost of direct sales	12,828	12,870	55,650	55,615
Selling and administrative	55,255	58,410	226,115	229,987
Goodwill and other impairment charges	-	-	126,719	-
Total operating expenses	210,695	230,800	1,012,008	911,872
INCOME/(LOSS) FROM OPERATIONS	7,289	21,400	(76,043)	90,523
Interest expense	3,315	3,767	13,996	15,543
INCOME/(LOSS) BEFORE INCOME TAXES	3,974	17,633	(90,039)	74,980
(Benefit)/Provision for income taxes	1,131	7,002	(17,575)	28,901
NET INCOME/(LOSS)	$2,843	$10,631	$(72,464)	$46,079
Basic weighted average number
of shares outstanding	18,216	19,197	18,389	20,138
BASIC EARNINGS PER COMMON SHARE	$0.16	$0.55	$(3.94)	$2.29
Diluted weighted average number
of shares outstanding	18,216	19,251	18,389	20,277
DILUTED EARNINGS PER COMMON SHARE	$0.16	$0.55	$(3.94)	$2.27

Dividends per share	$0.07	$0.05	$0.28	$0.20

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	June 27,	June 28,
	2009	2008
(U.S. dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$13,136	$12,651
Accounts receivable, net	85,209	111,307
Inventories, net	135,492	142,318
Other current assets	21,241	26,181
Total current assets	255,078	292,457

Property, Plant and Equipment, net	216,736	253,041
Goodwill	319,942	434,874
Other Assets	59,412	72,802
Total assets	$851,168	$1,053,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$29,134	$30,873
Accrued expenses	79,010	78,282
Deferred income taxes	3,414	6,154
Current maturities of long-term debt	7,744	7,891
Total current liabilities	119,302	123,200

Long-Term Debt, net of Current Maturities	224,781	280,428
Deferred Income Taxes	1,893	35,190
Accrued Income Taxes – Long Term	12,016	12,343
Other Noncurrent Liabilities	55,820	44,537
Stockholders' Equity	437,356	557,476
Total liabilities and stockholders’ equity	$851,168	$1,053,174

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Twelve Months Ended
	June 27,	June 28,
(U.S. dollars, in thousands)	2009	2008
Operating Activities:
Net (loss)/income	$(72,464)	$46,079
Adjustments to reconcile net (loss)/income to net cash
provided by operating activities -
Depreciation and amortization	44,252	48,404
Goodwill and other impairment charges	126,719	-
Deferred income taxes	(34,999)	3,741
Other adjustments	7,856	5,932
Changes in current operating items, exclusive of acquisitions	29,038	(7,622)
Other assets and liabilities	2,778	6,524
Net cash provided by operating activities	103,180	103,058
Investing Activities:
Property, plant and equipment additions, net	(23,363)	(27,057)
Acquisition of business assets, net	33	(63,820)
Purchase of investments, net	-	(3,223)
Net cash used for investing activities	(23,330)	(94,100)
Financing Activities:
Payments of long-term debt	(7,739)	(7,534)
(Payments of)/ Proceeds from revolving credit facilities, net	(48,500)	81,001
Cash dividends paid	(5,213)	(4,041)
Net issuance of common stock, primarily under stock option plans	209	4,357
Purchase of common stock	(17,047)	(93,142)
Net cash used for financing activities	(78,290)	(19,359)
Increase/(Decrease) in Cash and Cash Equivalents	1,560	(10,401)
Effect of Exchange Rates on Cash	(1,075)	293

Cash and Cash Equivalents:
Beginning of period	12,651	22,759
End of period	$13,136	$12,651

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations